Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-1) and related Prospectus of Birkenstock Holding plc for the registration of its ordinary shares and to the incorporation by reference therein of our report dated January 18, 2024 with respect to the consolidated financial statements of Birkenstock Holding Limited (subsequently renamed to Birkenstock Holding plc) included in its Annual Report (Form 20-F) for the year ended September 30, 2023, filed with the Securities and Exchange Commission.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Cologne, Germany

June 24, 2024